As filed with the Securities and Exchange Commission on August 28, 2025.

Registration No. 333-288621

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

ON

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STEAKHOLDER FOODS LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 David Fikes St., P.O. Box 4061

Rehovot, Israel 7638205

Tel +972 73-332-2853

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arik Kaufman

Steakholder Foods USA, Inc.

1007 North Orange Street, 10th Floor

Wilmington, Delaware 19801

(302) 485-5218

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gary Emmanuel, Esq. David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3-636-6000	Shachar Hadar, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

Steakholder Foods Ltd., or the Registrant, filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form F-1 (Registration No. 333-288621) on July 11, 2025, as subsequently amended, which was declared effective by the SEC on July 16, 2025 (the “Registration Statement”). The Registration Statement originally covered a public offering of (1) 184,174 American Depositary Shares (“ADS”), each ADS representing five hundred (500) ordinary shares, no par value (“Ordinary Shares”) representing 92,087,000 Ordinary Shares, (2) ,196,780 pre-funded warrants to purchase 2,196,780 ADSs representing 1,098,390,000 Ordinary Share,, (3) 2,380,954 common warrants to purchase 2,380,954 ADSs representing 1,190,477,000 Ordinary Shares, (4) 166,667 placement agent warrants to purchase 166,667 ADSs representing 83,333,500 Ordinary Shares, and (5) the Ordinary Shares underlying the ADSs issuable upon exercise of the common warrants, pre-funded warrants and placement agent warrants. Subsequent to the public offering and prior to the date hereof, the pre-funded warrants were exercised in full. This Post-Effective Amendment No. 1 covers the sale of ordinary shares underlying the ADSs issuable from time to time upon exercise of such pre-funded warrants, common warrants and placement agent warrants that remain unexercised as of the date hereof.

This Post-Effective Amendment No. 1 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information as well as to convert the Registration Statement on Form F-1 into a registration statement on Form F-3.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the offer and sale of ADSs issuable from time to time upon exercise of the common warrants, pre-funded warrants and placement agent warrants that remain unexercised.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2025

PROSPECTUS

Steakholder Foods Ltd.

Up to 2,380,954 American Depositary Shares Representing 1,190,477,000 Ordinary Shares Issuable Upon the Exercise of Common Warrants

Up to 166,667 American Depositary Shares Representing 83,333,500 Ordinary Shares Issuable Upon the Exercise of Placement Agent Warrants

This prospectus relates to the issuance of up to 2,547,621 American Depositary Shares (“ADSs”), each ADS representing five hundred (500) ordinary shares, no par value (“Ordinary Shares”), of Steakholder Foods Ltd. (“Steakholder Foods”, the “Company”, “our company”, “we” or “us”), issuable upon the exercise of warrants that were issued as part of a public offering in July 2025 consisting of (i) 2,380,954 ADSs issuable upon the exercise of common warrants, exercisable immediately at an exercise price of $1.05 per ADS, and expire on July 17, 2030 (the “Common Warrants”), and (ii) 166,667 ADSs issuable upon the exercise of placement agent warrants, exercisable immediately at an exercise price of $1.3125 per ADS, and expire on July 16, 2030 (the “Placement Agent Warrants”). The Pre-Funded Warrants, the Common Warrants and the Placement Agent are collectively referred to herein as the Warrants.

The ADSs are listed on Nasdaq under the symbol “STKH”. On August 22, 2025, the closing price of the ADSs was $0.5601 per ADS.

We are an “emerging growth company” and a “foreign private issuer” under the federal securities laws and, as such, are subject to reduced public company disclosure standards for this prospectus supplement and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

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ABOUT THIS PROSPECTUS

Unless the context suggests otherwise, all references to “Steakholder Foods,” “we,” “us,” “our,” the “Company,” the “Registrant” and all similar designations refer to Steakholder Foods Ltd., an Israeli company, and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus, in any related prospectus supplement or in any related free-writing prospectus, including the information incorporated herein by reference. We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date of the front cover of the prospectus. Our business, financial condition, operating results and prospects may have changed since that date.

For investors outside of the United States: We and the Placement Agent have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The terms “dollar,” “U.S. dollar” and “$” refer to the United States dollar, the lawful currency of the United States of America.

We are incorporated under Israeli law and under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

All share numbers in this prospectus have been adjusted to give effect to the ADS Ratio Change (as defined below).

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

 We are an international deep-tech food company that initiated activities in 2019 and are listed on Nasdaq under the ticker “STKH.” We are focusing on alternative protein machinery production, initially for three-dimensional printing of meat and seafood analogs, followed by hybrid meats that combine cultivated and plant-based elements. We believe that our alternative protein and cultivated meat technologies hold significant potential to reduce the environmental impact of food production (including reducing carbon footprint and promoting biodiversity), improve the supply chain, and offer consumers a range of new product offerings.

 We aim to provide production technology and associated supplies needed to commercially produce structured alternative protein products. To that end, we are developing three-dimensional printing capabilities that can mimic meat and seafood texture, flavor, nutritional values and more. Our initial commercial offering combines three-dimensional printers and their supplies, primarily plant-based ingredient blends for printing plant-based meat and fish analogs. So far, we have developed two main types of three-dimensional printer: (1) meat printer - a food production machine that produces meat analogs with a fibrous texture, mimicking meats such as beef, pork and chicken; and (2) fish printer – a food production machine that produces fish and seafood analogs with a flaky texture, such as fish and seafood.

During 2023, we focused our efforts on commercializing our three-dimensional printers and their ingredient blend supplies for plant-based foods initially. As a result, our first commercial offering is intended to affordably generate revenues for our partners and customers by manufacturing plant-based meat and fish analogs, which are not expected to require the lengthy regulatory processes associated with cultivated meats and other novel foods.

In September 2024, we announced the opening of our first full-scale Demonstration Center. The state-of-the-art facility features live demonstrations of the company’s innovative 3D printers—the MX200 and HD144—showcasing real-time production of plant-based meat and seafood alternatives, and promoting customer engagement.

In September 2024, we also received a purchase order from Bondor Foods Ltd. to supply our proprietary plant-based premixes for the production of a line of white fish and salmon patties, and in October 2024, we received a purchase order from Wyler Farm Ltd. to supply premixes for the production of plant-based beef.

In November 2024, together with UMAMI Bioworks, a leading global cultivated seafood platform provider, we announced the culmination of a two-year R&D collaboration, establishing the feasibility of producing 3D-printed cultivated fish products at scalable volumes, and with the support of the Singaporean National Additive Manufacturing Innovation Cluster, we aim to develop and refine 3D-printed fish fillets, targeting both local and international markets.

In December 2024, we announced the signing of a Memorandum of Understanding with Vegefarm Co. Ltd., a prominent Taiwanese food company, for the sale of our MX200 3D printer and accompanying raw materials. Under the MoU, we are to provide Vegefarm with the MX200 printer, powered by our advanced Fused Paste Layering (FPL™) technology, and plant-based premixes designed to create high-quality meat alternatives. The Industrial Technology Research Institute (ITRI), a leading Taiwanese research institute, will support the adaptation of our product for the Taiwanese market, while Vegefarm will take on the role of commercialization, managing the production and distribution of these products, utilizing its established market presence to drive adoption and sales.

In July 2025, we announced that the first Steakholder-formulated, plant-based, white-fish kebabs and salmon patties have commenced sales at leading vegan specialty stores across Israel, under the brand name Green Future (Atid Yarok). The kebabs and patties are being manufactured by our partner Bondor Foods, following a pilot roll-out and commercial scale-up.

We are led by our Chief Executive Officer, Arik Kaufman, who has founded various Nasdaq- and TASE - traded foodtech companies, and is a founding partner of BlueOcean Sustainability Fund, LLC, led by Ashton Kutcher, Guy Oseary and Effie Epstein, which has partnered with us to assist in attempting to accelerate our growth. Mr. Kaufman holds extensive personal experience in the fields of food-tech and bio-tech, and has led and managed numerous complex commercial negotiations, as part of local and international fundraising, mergers and acquisitions transactions. We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values.

Recent Developments

February 2025 ELOC

On February 27, 2025, we entered into an Any Market Purchase Agreement (the “ELOC Purchase Agreement”), with Alumni Capital LP (“Alumni”), establishing an $8 million ELOC with Alumni. Pursuant to the ELOC Purchase Agreement, we may sell to Alumni up to $8 million (the “Commitment Amount”) of our ADSs (“Purchase Notice ADSs”), from time to time during the term of the ELOC Purchase Agreement.

In April 2025, in consideration for Alumni’s execution and delivery of the ELOC Purchase Agreement, we paid Alumni 34,934 ADSs (the “Commitment ADSs”) as a commitment fee equal to two percent of the Commitment Amount, (based on the dollar volume-weighted average price of the ADSs preceding the issuance date) following the effective date of the registration statement to which the Purchase Notice ADSs or the Commitment ADSs relate (the “Commitment Fee”).

Beginning in April 2025, when all conditions set forth in the ELOC Purchase Agreement were satisfied, and until the termination date described below, under the terms and subject to the conditions of the ELOC Purchase Agreement, from time to time, at our discretion, we have the right, but not the obligation, to issue to Alumni, and Alumni is obligated to purchase, the Purchase Notice ADSs, subject to certain limitations set forth in the ELOC Purchase Agreement. Specifically, from time to time, from and after the Commencement Date, we may, at our discretion, direct Alumni to purchase on any single business day no greater than $500,000 in ADSs, unless waived upon mutual discretion between us and Alumni, up to an amount no greater than $3,000,000. The purchase price in respect of any purchase notice shall equal the lowest dollar volume-weighted average price of the ADSs during the five business days prior to the closing of any purchase thereunder, multiplied by 94%.

The ELOC Purchase Agreement also prohibits us from directing Alumni to purchase any ADSs if those ADSs, when aggregated with all other ADSs and Ordinary Shares then beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the voting power of the Company and the number of Ordinary Shares and ADSs outstanding immediately after to the issuance of Purchase Notice ADSs.

The ELOC Purchase Agreement will automatically terminate on the earlier of (i) June 30, 2026; (ii) the date on which the ADSs cease trading on Nasdaq; and (iii) the date on which Alumni shall have purchased Purchase Notice ADSs pursuant to this ELOC Purchase Agreement for an aggregate purchase price of the Commitment Amount. The ELOC Purchase Agreement does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to Alumni; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.

The ELOC Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the ELOC Purchase Agreement, we also filed the registration statement to which the Purchase Notice ADSs or the Commitment ADSs relate with the SEC, covering the resale of the ADSs issued or sold to Alumni under the ELOC Purchase Agreement under the Securities Act.

The net proceeds under the ELOC Purchase Agreement to us will depend on the frequency and prices at which we sell our ADSs, our ability to meet the conditions set forth in the ELOC Purchase Agreement and any impacts of the ownership limitations described above. We expect that any proceeds received by us from such sales of ADSs under the ELOC Purchase Agreement will be used for working capital and general corporate purposes.

February 2025 Private Placement

On February 27, 2025, we also entered into a securities purchase agreement (the “February SPA”), with Alumni, whereby Alumni purchased (i) 38,532 ADSs at a final offering price of $5.6955 per ADS, (ii) warrants to purchase up to 219,472 ADSs with an exercise price of $10.00 per ADS (the “ADS Warrants”), and (iii) pre-funded warrants to purchase up to 180,940 ADSs (“February Pre-Funded Warrants”, and, collectively with the ADS Warrants, the “February Warrants”), to the extent the purchase of ADSs pursuant to the February SPA would have otherwise resulted in Alumni, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding ADSs immediately following the consummation of the February SPA. Each of the February Pre-Funded Warrants is exercisable for one ADS. The February Pre-Funded Warrants were purchased for $5.695 each, have an exercise price of $0.0005 per ADS, are immediately exercisable and may be exercised at any time until all of the February Pre-Funded Warrants are exercised in full.

Following the closing of the transactions contemplated pursuant to the February SPA, we filed a registration statement on Form F-3, providing for the resale of the ADSs, ADSs issuable from time to time upon exercise of the February Pre-Funded Warrants and ADSs issuable from time to time upon exercise of the ADS Warrants. The registration statement was declared effective on March 13, 2025, and we have committed to make commercially reasonable efforts to have keep it effective at all times until the holder of the ADS Warrants no longer owns any ADS Warrants or February Pre-Funded Warrants.

ADS Ratio Change

Effective as of April 28, 2025, we adjusted the ratio of the ADSs in relation to the Ordinary Shares (the “ADS Ratio Change”). The adjustment changed the ratio from one (1) ADS representing one hundred (100) ordinary shares to a new ratio of one (1) ADS representing five hundred (500) ordinary shares. This ratio adjustment essentially had the same effect as a one-for-five reverse ADS split for ADS holders.

Unless otherwise noted, the financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus, including those as of dates prior to the completion of the ADS Ratio Change, have been adjusted to give effect to the ADS Ratio Change. Documents incorporated by reference into the registration statement of which this prospectus forms a part that were filed prior to April 28, 2025, do not give effect to the ADS Ratio Change.

June 2025 Private Placement, Convertible Loans and Memorandum of Understanding for Acquisition Transaction

On June 5, 2025, we entered into a securities purchase agreement (the “June 2025 Private Placement Agreement”), with Gefen Capital Investments’ LP. – Series Twine, or Gefen, the controlling shareholder of Twine Solutions Ltd., or Twine, for the purchase and sale of 124,286 ADS, at an offering price of $7.00 per ADS (the “June 2025 Private Placement”). The June 2025 Private Placement closed on June 10, 2025.

The June 2025 Private Placement Agreement contains customary representations and warranties and conditions to the sale of the ADSs pursuant thereto. The gross proceeds to us from the June 2025 Private Placement were $870,000. We used the proceeds from the June 2025 Private Placement to provide funding to Twine pursuant to the Twine Convertible Loan Agreement (as defined below).

On June 5, 2025, we entered into a convertible loan agreement (the “June 2025 Convertible Loan Agreement”), with D.B.W. Holdings (2005) Ltd. (the “Lender”), pursuant to which the Lender provided us with a convertible loan in the amount of $870,000 (the “D.B.W. CLA Loan Amount”). The D.B.W. CLA Loan Amount bears interest at the rate of 8% per annum, has a maturity date of May 30, 2027 (the “D.B.W. Maturity Date”), and may be repaid in whole or in part at any time by us. The closing of the transaction contemplated by the June 2025 Convertible Loan Agreement was June 10, 2025. We used the D.B.W. CLA Loan Amount to provide funding to Twine pursuant to the Twine Convertible Loan Agreement (as defined below).

Pursuant to the June 2025 Convertible Loan Agreement, in the event that we consummate a transaction or a series of transactions pursuant to which we will acquire the entire outstanding share capital of Twine (the “Acquisition Transaction”), prior to August 30, 2025, unless extended by up to thirty (30) days by written notice to us from Lender (the “Target Date”), then three (3) business days following the closing of the Acquisition Transaction (the “Conversion Date”), the outstanding D.B.W. CLA Loan Amount and accrued interest shall be automatically and without further action converted into our ADSs (the “D.B.W. Conversion Shares”), at a conversion price of $7.00 per ADS (the “D.B.W. Conversion Price”). The number and kind of D.B.W. Conversion Shares and the D.B.W. Conversion Price are subject to adjustments as set forth in the June 2025 Convertible Loan Agreement. In the event that the Acquisition Transaction is not consummated by the Target Date, the D.B.W. CLA Loan Amount shall not be converted and shall become due and payable on the D.B.W. Maturity Date. The June 2025 Convertible Loan Agreement contains customary representations, warranties and other provisions customary for transactions of this nature, including various negative and affirmative covenants and events of default.

Pursuant to the June 2025 Private Placement Agreement and the June 2025 Convertible Loan Agreement, we agreed to file one or more registration statements with the SEC, providing for the resale of the ADSs issued in the June 2025 Private Placement and issuable pursuant to the June 2025 Convertible Loan Agreement as soon as practicable (and in any event within 90 calendar days of the date of the June 2025 Private Placement Agreement and June 2025 Convertible Loan Agreement), and to use commercially reasonable efforts to have such resale registration statement or statements declared effective by the SEC within three trading days after we or our counsel has been advised that the staff of the SEC has “no review” or no further comments, and in any case by August 31, 2025, and to keep such resale registration statement or statements effective at all times until the selling shareholders no longer own any securities being registered herein

On June 5, 2025, we entered into a convertible loan agreement (the “Twine Convertible Loan Agreement”), with Twine, pursuant to which we provided Twine with a convertible loan in the amount of $1,740,000 (the “Twine CLA Loan Amount”). The Twine CLA Loan Amount bears interest at the rate of 8% per annum, has a maturity date of August 31, 2025, unless extended by up to thirty (30) days by written notice to us from Twine (the “Twine Maturity Date”), and may not be repaid in whole or in part by Twine prior to the Twine Maturity Date without our prior written consent. The closing of the transaction contemplated by the Twine Convertible Loan Agreement was June 10, 2025. The proceeds from the Twine Convertible Loan Agreement are intended to be used by Twine to accelerate its commercial expansion.

Pursuant to the Twine Convertible Loan Agreement, in the event that we consummate the Acquisition Transaction prior to the Twine Maturity Date (the “Twine Conversion Date”), we shall, subject to the provisions of the Twine Convertible Loan Agreement, have the option to either (i) leave the Twine CLA Loan Amount outstanding until Twine Maturity Date, on which date Twine will repay the Twine CLA Loan Amount in full plus interest or (ii) convert the Twine CLA Loan Amount into Series BB Preferred Shares of Twine (the “Twine Conversion Shares”), or any other securities into which such Twine Conversion Shares have been converted or exchanged for prior to the Twine Conversion Date, at a conversion price of $0.02079 per Twine Conversion Share, unless adjusted in accordance with the Twine’s articles of association (the “Twine Conversion Price”). In the event that the Acquisition Transaction is not consummated by the Twine Maturity Date, the Twine CLA Loan Amount shall be automatically and without further action converted into the Twine Conversion Shares at the Twine Conversion Price.

The Twine Convertible Loan Agreement contains customary representations, warranties and other provisions customary for transactions of this nature, including various negative and affirmative covenants and events of default.

On June 5, 2025, we entered into a non-binding memorandum of understanding with Twine with respect to the Acquisition Transaction. The Acquisition Transaction remains subject to final due diligence, definitive agreements, approval by a general meeting of our shareholders and customary closing conditions.

July 2025 Public Offering

On July 16, 2025, we offered and sold in a public offering on a best efforts basis (the “July 2025 Offering”) (i) 184,174 ADSs, (ii) 2,196,780 pre-funded warrants to purchase up to 2,196,780 ADSs, and (iii) 2,380,954 Common Warrants to purchase up to 2,380,954 ADSs, at a combined public offering price of $1.05 per ADS and accompanying Common Warrant, and $1.04 per Pre-Funded Warrant and accompanying Common Warrant. Aggregate gross proceeds from the July 2025 Offering (without taking into account any proceeds from any future exercises of Common Warrants and Pre-Funded Warrants) were approximately $2.5 million. The July 2025 Offering closed on July 17, 2025.

The Pre-Funded Warrants were immediately exercisable at an exercise price of $0.01 per ADS and may be exercised at any time until exercised in full. The Common Warrants have an exercise price of $1.05 per ADS, were immediately exercisable, and expire on the five-year anniversary of the date of issuance.

A holder of the Pre-Funded Warrants and Common Warrants will not have the right to exercise any portion of its Pre-Funded Warrants and Common Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other persons whose beneficial ownership of Ordinary Shares would be aggregated with the holder’s or any of the holder’s affiliates), would beneficially own Ordinary Shares in excess of 4.99% of the number of the Ordinary Shares outstanding immediately after giving effect to such exercise.

H.C. Wainwright & Co., LLC acted as the sole placement agent (the “Placement Agent”), on a “best efforts” basis, in connection with the July 2025 Offering. In connection with the July 2025 Offering, we issued to the Placement Agent or its designees 166,667 Placement Agent Warrants to purchase up to 166,667 ADSs, representing 7.0% of the sum of the ADSs and Pre-Funded Warrants sold in the July 2025 Offering. The Placement Agent Warrants have substantially the same terms as the Common Warrants issued and sold in the July 2025 Offering, except that the Placement Agent Warrants have an exercise price of $1.3125 per ADS (representing 125% of the combined public offering price per ADS and accompanying Common Warrant) and will expire on July 16, 2030.

The net proceeds from the July 2025 Offering were approximately $2.0 million, after deducting the fees and expenses of the Placement Agent and other offering expenses payable by us.

Corporate Information

We were incorporated in May 2018 in Israel as DocoMed Ltd., and originally provided digital health services. In July 2019, we changed our name to MeaTech, and commenced our cultured meat technology development operations. In January 2020, MeaTech completed a merger with Ophectra, whereupon the name Ophectra was changed to Meat-Tech 3D Ltd., and later changed to MeaTech 3D Ltd. and then Steakholder Foods Ltd.

Our principal executive offices are located at 5 David Fikes St., P.O. Box 4061, Rehovot 7638205 Israel. The phone number at our principal executive offices is +972-73-332-2853. We maintain a corporate website at www.steakholderfoods.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

As of the date of this prospectus, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to publicly traded entities that are not emerging growth companies. These exemptions include:

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. This transition period is only applicable under U.S. GAAP. As a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required or permitted by the IASB.

We may take advantage of these provisions for up to five years from the completion of our initial public offering, or March 2026, or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the previous three years and (iii) the first day of the year following the first year in which, as of the last business day of our most recently completed second fiscal quarter, the market value of our common equity held by non-affiliates exceeds $700 million. For additional information, please see “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, incorporated by reference herein.

Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC, of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, as long as we remain a foreign private issuer, even after we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering

ADSs Offered by us	2,547,621 ADSs (representing 1,273,810,500 Ordinary Shares) consisting of (i) 2,380,954 ADSs (representing 1,190,477,000 Ordinary Shares) issuable upon the exercise of Common Warrants and (ii) 166,667 ADSs (representing 83,333,500 Ordinary Shares) issuable upon the exercise of Placement Agent Warrants.

Ordinary Shares Outstanding Prior to this Offering	2,177,952,659 Ordinary Shares, represented or representable by 4,355,906 ADSs (as of August 26, 2025).

Ordinary Shares Outstanding after this Offering	3,451,763,159 Ordinary Shares, represented or representable by 6,903,527 ADSs (assuming exercise in full of the Warrants).

Common Warrants	The Common Warrants have an exercise price of $1.05 per ADS, are immediately exercisable immediately and will expire on July 17, 2030. See “Description of Offered Securities” for more information.

Placement Agent Warrants	The Placement Agent Warrants have an exercise price of $1.3125 per ADS, are immediately exercisable immediately and will expire on July 16, 2030. See “Description of Offered Securities” for more information.

Use of proceeds

In the event of full exercise for cash of all of the Warrants that remain outstanding, we will receive gross proceeds of approximately $2.5 million.

We currently intend to use the net proceeds from the exercise of the Warrants for additional working capital, for funding the growth of our business, including for the re-purchase of our securities and for general corporate purposes. Pending such uses, we intend to invest the net proceeds in bank deposits. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, our management will have broad discretion in the application of the net proceeds of this offering. See “Use of Proceeds” for additional information.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 9 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	Our ADSs are listed on Nasdaq under the symbol “STKH”.

Unless otherwise indicated, the information above is based on 2,177,952,659 Ordinary Shares representable by 4,355,906 ADSs as of August 26, 2025, and excludes:

●	3,373,129 ADSs (representing approximately 1,686,564,500 Ordinary Shares) issuable upon the exercise of investor warrants and warrants issued to placement agents (or their designees) to purchase ADSs, at a weighted-average exercise price of $5.96 per ADS;

●	127,418 ADSs (representing approximately 63,709,000 Ordinary Shares) issuable upon the exercise of the June 2025 Convertible Loan at a conversion price of $7.00 per ADS, based on a good-faith estimate of the maximum number of ADSs issuable upon such conversion;

●	11,376 ADSs (representing approximately 5,688,000 Ordinary Shares) issuable upon the exercise of options and restricted share units to purchase ADSs, at a weighted average exercise price of $23.57 per ADS;

●	207,240 of our ADSs (representing approximately 103,620,000 Ordinary Shares) representing shares reserved for future issuance under the Steakholder Foods Ltd. 2022 Share Incentive Plan, or the 2022 Share Incentive Plan; and

●	12,432 ADSs (representing approximately 6,216,000 Ordinary Shares) issuable to a consultant upon exercise of options at an exercise price to be determined at the time of exercise using a pre-determined formula.

Unless otherwise indicated, all information in this prospectus assumes no exercise or settlement of the options, warrants or restricted share units described above.

rISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on March 31, 2025. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

Risks Related to the Offering

There is no public market for the Common Warrants or Pre-Funded Warrants.

There is no established public trading market for the Common Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Common Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

The Common Warrants may not have any value.

Each Common Warrant has an exercise price per ADS equal to $1.05 and expires on the fifth anniversary of its original issuance date. In the event the market price per our ADS does not exceed the exercise price of the Common Warrants during the period when the warrants are exercisable, the Common Warrants may not have any value

Holders of the Pre-Funded Warrants and Common Warrants will have no rights as shareholders with respect to the ADSs underlying those warrants until such holders exercise their warrants and acquire our shares, except as otherwise provided in the Common Warrants.

Until holders of the Pre-Funded Warrants and Common Warrants acquire our ADSs upon exercise thereof, such holders will have no rights with respect to the ADSs underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our shares as set forth in the warrants. Upon exercise of the Pre-Funded Warrants and Common Warrants, the holders will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

If we are a “passive foreign investment company” for U.S. federal income tax purposes, there may be adverse U.S. federal income tax consequences to U.S. investors

Based on our income and assets, we believe that we may be treated as a PFIC for the preceding taxable year. However, the determination of our PFIC status is made annually based on the factual tests described below. Consequently, while we may be a PFIC in future years, we cannot estimate with certainty at this stage whether or not we are likely to be treated as a PFIC in the current taxable year or any future taxable years. Generally, if, for any taxable year, at least 75 percent of our gross income is “passive income” or at least 50 percent of the average percentage of our assets during the taxable year (based on the average of the fair market values of the assets determined at the end of each quarterly period) are assets that produce or are held for the production of passive income, we will be characterized as a PFIC for U.S. federal income tax purposes. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. However, rents and royalties received from unrelated parties in connection with the active conduct of a trade or business should not be considered passive income for purposes of the PFIC test. For example, if we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. Holder (as defined in “Item 10.—Additional Information—Taxation — Material United States federal income tax considerations”) holds ordinary shares or ADSs, such U.S. Holder could be subject to additional taxes and interest charges upon certain distributions by us and any gain recognized on a sale, exchange or other disposition of our shares, whether or not we continue to be characterized as a PFIC. Certain adverse consequences of PFIC status can be mitigated if a U.S. Holder makes a “mark to market” election or an election to treat us as a qualified electing fund, or QEF. See “Taxation—Passive foreign investment company considerations” for additional information.

Whether we are a PFIC for any taxable year will depend on the composition of our income and the composition and value of our assets from time to time. Each U.S. Holder is strongly urged to consult its tax advisor regarding these issues and any available elections to mitigate such tax consequences.

If a United States person is treated as owning at least 10% of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any).  A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, whether or not we make any distributions, and may be subject to tax reporting obligations. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.  A failure to comply with these reporting obligations may subject you to significant monetary penalties and may prevent the statute of limitations with respect to your U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist any shareholder in determining whether such shareholder is treated as a United States shareholder with respect to any “controlled foreign corporation” in our group (if any) or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A United States investor should consult its tax advisors regarding the potential application of these rules to its investment in our securities.

We have never paid dividends on our share capital and we do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our share capital and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development and growth of our business and for general corporate purposes. Accordingly, any gains from an investment in the ADSs will depend on price appreciation of the ADSs, which may never occur. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to certain Israeli withholding taxes.

Conditions in Israel, including Israel’s conflicts with Hamas and other parties in the Middle East, as well as political and economic instability, may adversely impact our business operations.

We are incorporated under Israeli law, and many of our employees, including our Chief Executive Officer, our Chief Technology Officer, our Vice President of Finance and other senior members of our management team, operate from our headquarters located in Israel. In addition, our officers and directors are residents of Israel. Accordingly, our business and operations are directly affected by economic, political, geopolitical, and military conditions in Israel.

Since the establishment of the State of Israel in 1948 and in recent years, armed conflicts between Israel and its neighboring countries and terrorist organizations active in the region have involved missile strikes, hostile infiltrations, terrorism against civilian targets in various parts of Israel, and recently abduction of soldiers and citizens.

Following the attacks on October 7th, 2023 by Hamas terrorists in Israel’s southern border, Israel declared war against Hamas and since then, Israel has been involved in military conflicts with Hamas, Hezbollah, a terrorist organization based in Lebanon, and Iran, both directly and through proxies like the Houthi movement in Yemen and armed groups in Iraq and other terrorist organizations. Additionally, following the fall of the Assad regime in Syria, Israel has conducted limited military operations targeting the Syrian army, Iranian military assets and infrastructure linked to Hezbollah and other Iran-supported groups.

In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran, aimed at disrupting Iran’s capacity to coordinate or launch further hostilities against Israel, as well as to degrade its nuclear program. In response, Iran launched multiple waves of drones and ballistic missiles at Israeli cities. While most of these attacks were intercepted, several caused civilian casualties and damage to infrastructure. While a ceasefire was reached between Israel and Iran in June 2025 after 12 days of hostilities, the situation remains volatile, with the potential for escalation into a broader regional conflict involving additional terrorist organizations and possibly other countries.

While our facilities have not been damaged during the current war, the hostilities with Hamas, Hezbollah, Iran and its proxies and others have caused and may continue to cause damage to private and public facilities, infrastructure, utilities, and telecommunication networks, and potentially disrupting our operations and supply chains. In addition, Israeli organizations, government agencies and companies have been subject to extensive cyber attacks. This could lead to increased costs, risks to employee safety, and challenges to business continuity, with potential financial losses.

The continuation of the war has also led to a deterioration of certain indicators of Israel’s economic standing, for instance, a downgrade in Israel’s credit rating by rating agencies (such as by Moody’s, S&P Global, and Fitch).

In connection with the ongoing war, several hundred thousand Israeli military reservists were drafted to perform immediate military service, and military reservists are expected to perform long reserve duty service in the coming years. As of the date of this annual report, only several of our employees are called to active military duty. The absence of our employees due to their military service in the current or future wars or other armed conflicts may materially and adversely affect our ability to conduct our operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

The global perception of Israel and Israeli companies, influenced by actions by international judicial bodies, may lead to increased sanctions and other negative measures against Israel, as well as Israeli companies and academic institutions. There is also a growing movement among countries, activists, and organizations to boycott Israeli goods, services and academic research or restrict business with Israel, which could affect business operations. If these efforts become widespread, along with any future rulings from international tribunals against Israel, they could significantly and negatively impact business operations.

Prior to the October 2023 war, the Israeli government pursued changes to Israel’s judicial system and has recently renewed its efforts to effect such changes. In response to the foregoing developments, certain individuals, organizations, and institutions, both within and outside of Israel, voiced concerns that such proposed changes, if adopted, may negatively impact the business environment in Israel. Such proposed changes may also lead to political instability or civil unrest. If such changes to Israel’s judicial system are pursued by the government and approved by the parliament, this may have an adverse effect on our business, results of operations, and ability to raise additional funds, if deemed necessary by our management and board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere incorporated by reference in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; expected capital needs and expenses; statements relating to the research, development, completion and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our estimates regarding our expenses, future revenue, capital requirements and needs for additional financing;

●	our expectations regarding the success of the alternative protein manufacturing technologies we are developing;

●	our research and development activities associated with technologies for alternative protein manufacturing, including three-dimensional protein production, which involves a lengthy and complex process;

●	our expectations regarding sales of products based on our alternative protein technologies;

●	our ability to successfully manage our planned growth, and any future acquisitions, joint ventures, collaborations or similar transactions;

●	the competitiveness of the market for our alternative protein technologies;

●	our ability to enforce our intellectual property rights and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights and proprietary technology of third parties;

●	our ability to predict and timely respond to preferences for alternative proteins and new trends;

●	our ability to attract, hire and retain qualified employees and key personnel;

●	security, political and economic instability globally and in the Middle East that could harm our business, including due to the war between Israel and Hamas; and

●	those factors referred to in our most recent Annual Report on Form 20-F (or any updates in our Reports on Form 6-K) incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent Annual Report on Form 20-F generally, which is incorporated by reference into this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of full exercise for cash of all of the Warrants that remain outstanding, we will receive gross proceeds of approximately $2.5 million. We cannot predict when or if the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants will be exercised, or if they will be exercised for cash. It is possible that the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants may expire and may never be exercised.

We currently intend to use the net proceeds from the exercise of the Warrants for additional working capital, for funding the growth of our business, including for the re-purchase of our securities and for general corporate purposes. Accordingly, we retain broad discretion over the use of the net proceeds from the exercise of the Warrants pursuant to this prospectus. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control.

Pending the use of the net proceeds from the exercise of the Warrants as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2025; and

●	on a pro forma basis, giving effect to: (i) the sale between July 2025 and August 26, 2025 of 143,002 ADSs in at-the-market sales at an average offering price of $3.80 per ADS, and after deducting the placement agent fees and estimated offering expenses payable by us, resulting in net proceeds of approximately $0.5 million; and (ii) the issuance and sale in the July 2025 Offering of 184,174 ADSs and accompanying Common Warrants at the combined public offering price of $1.05 per ADS and 2,196,780 Pre-Funded Warrants and accompanying Common Warrants at the combined public offering price of $1.04 per ADS for aggregate net proceeds of approximately $2.0 million, after deducting the estimated the Placement Agent’s fees and estimated offering expenses payable by us, as if such events had occurred on or before June 30, 2025 (collectively, the “Pro Forma Adjustments”)

The following depiction of our capitalization on a pro forma as adjusted basis as of June 30, 2025 reflects the Pro Forma Adjustments, and does not reflect exercise of any options or warrants. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of June 30, 2025 (unaudited)
	Actual	Pro Forma
	(U.S.$ in thousands)
Long-term liabilities:	$874	$874

Shareholders’ equity:
Ordinary shares, no par value	-	-
Receivables on account of shares	(122)	(122)
Additional paid-in capital	86,744	89,321
Accumulated deficit	(82,541)	(82,541)
Total shareholders’ equity	4,111	6,658
Total capitalization (long-term liabilities and equity)	$4,985	$7,532

The above table is based on 915,704,159 Ordinary Shares representable by 1,831,410 ADSs issued and outstanding as of June 30, 2025, and excludes:

●	12,820 ADSs (representing approximately 6,410,000 Ordinary Shares) issuable upon the exercise of options and settlement of restricted share units to purchase ADSs, at a weighted average exercise price of $42.87 per ADS;

●	206,337 of our ADSs (representing approximately 103,168,500 Ordinary Shares) reserved for future issuance under our 2022 Share Incentive Plan;

●	127,418 ADSs (representing approximately 63,709,000 Ordinary Shares) issuable upon the exercise of the June 2025 Convertible Loan at a conversion price of $7.00 per ADS, based on a good-faith estimate of the maximum number of ADSs issuable upon such conversion;

●	12,432 ADSs (representing approximately 6,216,000 Ordinary Shares) issuable to a consultant upon exercise of options at an exercise price to be determined at the time of exercise using a pre-determined formula; and

●	825,508 ADSs (representing approximately 412,753,660 Ordinary Shares) issuable upon the exercise of investor warrants to purchase ADSs outstanding as of that date, at a weighted average exercise price of $25.07 per ADS.

DESCRIPTION OF OFFERED SECURITIES

We are also registering the Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants offered hereby.

General

Our authorized capital stock consists of shares made up of 5,000,000,000 Ordinary Shares.

As of the date of this prospectus, there were 2,177,952,659 Ordinary Shares outstanding, represented or representable by 4,355,906 ADSs.

ADSs and Ordinary Shares

For a description of the ADSs and the Ordinary Shares underlying the ADSs, and of the provisions of our articles of association, please see Exhibit 2.3 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 31, 2025, which incorporated by reference herein.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration, Exercise Price and Form. Each Pre-Funded Warrant offered hereby will have an initial exercise price per ADS equal to $0.01. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ADSs and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Common Warrants and may be transferred separately immediately thereafter. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive ADSs underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

Fractional Shares. No fractional ADSs will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional ADSs, we will either round up to the nearest whole number or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Cashless Exercise. If, at the time a holder exercises its Pre-Funded Warrant, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our ADSs, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our ADSs, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Ordinary Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Common Warrants for a complete description of the terms and conditions of the Common Warrants.

Duration, Exercise Price and Form. Each Common Warrant offered hereby will have an initial exercise price per ADS equal to $1.05. The Common Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the date of issuance. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ADSs and the exercise price. The Common Warrants will be issued separately from the ADSs or Pre-Funded Warrants, as applicable, and will be held separately immediately thereafter. A Common Warrant to purchase one ADS will be issued for every ADS or Pre-Funded Warrant purchased in this offering. The Common Warrants will be issued in certificated form only.

Exercisability. The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrant. No Common Warrants exercisable for a fractional ADS will be issued in this offering.

Cashless Exercise. If, at the time a holder exercises its Common Warrant, a registration statement registering the issuance of the ADSs underlying the Common Warrant under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such ADSs, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Common Warrants.

Fractional Shares. No fractional ADSs will be issued upon the exercise of the Common Warrant. In lieu of fractional ADSs, we will either round up to the nearest whole number or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrants to us together with the appropriate instrument of transfer.

Exchange Listing. There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of ADSs, the holders of the Common Warrants do not have the rights or privileges of holders of our ADSs, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Common Warrants, and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Ordinary Shares, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Common Warrant will have the right to require us to repurchase its Common Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of Common Warrant that is being offered and paid to the holders of our ADSs in connection with the fundamental transaction.

Placement Agent Warrants

As part of the July 2025 Offering, we issued to the Placement Agent as compensation the Placement Agent Warrants to purchase 166,667 ADSs (which represented 7.0% of the aggregate number of ADSs and Pre-Funded Warrants issued in the July 2025 Offering). The Placement Agent Warrants are exercisable at a per ADS exercise price of $1.3125. We are registering hereby the ordinary shares issuable upon exercise of the Placement Agent Warrants. The Placement Agents are exercisable at any time after July 16, 2025 until the close of business on July 16, 2030.

The Placement Agent Warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any ADSs issuable thereunder shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the Placement Agent persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) so long as we continue to meet the registration requirements of Forms F-3; or (vii) back to us in a transaction exempt from registration under the Securities Act.

Stock Exchange Listing

Our ADSs are listed on Nasdaq under the trading symbol “STKH.”

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Computershare. Its address is 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, and its telephone number is (212) 805-7100.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations and government programs

The following is a summary of the current tax regime in the State of Israel, which applies to us and to persons who hold our ordinary shares or ADSs.

This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons who do not hold our ordinary shares or ADSs as a capital asset. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

HOLDERS AND POTENTIAL INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSs, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli resident companies are generally subject to corporate tax on both ordinary income and capital gains, currently at the rate of 23% of a company’s taxable income. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. However, the effective tax rate payable by a company that derives income from a “Preferred Enterprise”, a “Special Preferred Enterprise”, a “Preferred Technology Enterprise” or “Special Preferred Technology Enterprise” which are benefitted tax regimes under the Law for Encouragement of Capital Investments-1959, may be considerably lower. Capital gains derived by an Israeli company are generally subject to the prevailing regular corporate tax rate.

Taxation of our shareholders

Capital gains

Capital gains tax is generally imposed on the disposal of capital assets by an Israeli resident, and on the disposal of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, (iii) represent, directly or indirectly, rights to assets located in Israel, or (iv) a right in a foreign resident corporation, which in its essence is the owner of a direct or indirect right to property located in Israel (with respect to the portion of the gain attributed to the property located in Israel), unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The ITO distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Real Capital Gain is the excess of the total capital gain over Inflationary Surplus. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s price that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is not currently subject to tax in Israel.

Real Capital Gain accrued by individuals on the sale of our ordinary shares or ADSs will be taxed at the rate of 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, and/or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, such gain will be taxed at the rate of 30%.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income in 2024, a tax rate of 23% for corporations and a marginal tax rate of up to 47% for individuals, unless contrary provisions in a relevant tax treaty applies. In addition, a 3% excess tax (as discussed below) is levied on individuals whose total taxable income in Israel in 2025 exceeded NIS 721,560. As detailed below, according to new legislation, in effect as of January 1, 2025, an additional 2% excess tax will apply on Capital-Sourced Income (defined as income from any source other than employment income, business income or income from “personal effort”), to the extent that the Individual’s Capital Sourced Income exceeds the specified threshold of NIS 721,560 (and regardless of the employment/business income amount of such individual).

Notwithstanding the foregoing, generally, capital gain derived from the sale of our ordinary shares or ADSs by a shareholder who is a non-Israeli resident (whether an individual or a corporation) should be exempt from Israeli capital gain tax, provided, among others, that:(i) the ordinary shares or ADSs were purchased upon or after the listing of the securities on the stock exchange, and (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributable. However, non-Israeli entities (including corporations) will not be entitled to the foregoing exemption if Israeli residents, whether directly or indirectly: (i) have a controlling interest of more than 25% in such non-Israeli entity or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli entity. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares or ADSs are deemed to be business income. In addition, the sale of ordinary shares or ADSs may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Tax Treaty, or the Treaty, generally exempts U.S. residents (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset from Israeli capital gains tax in connection with such sale, exchange or disposition unless either (i) the U.S. treaty resident owns, directly or indirectly, 10% or more of the Israeli resident company’s voting rights at any time within the 12-month period preceding such sale, exchange or disposition; (ii) the seller, if an individual, has been present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year; (iii) the capital gain from the sale, exchange or disposition was derived through a permanent establishment of the U.S. resident in Israel; (iv) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (v) the capital gains arising from such sale, exchange or disposition is attributed to royalties. In any such case, the sale, exchange or disposition of such shares or ADSs would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their shares or ADSs, the payment of the consideration may be subject to withholding tax at source in Israel. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding tax at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold tax at source.

Upon the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advance payment must be made on January 31 and July 31 of every tax year, in respect of sales of securities made within the previous six months by Israeli residents for whom tax has not already been deducted. However, if all tax due was withheld at source according to applicable provisions of the ITO and the regulations promulgated thereunder, there is no need to file a return and no advance payment must be paid, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on the annual income tax return.

Dividends

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid (other than bonus shares or share dividends) at 25%, or 30% if the recipient of such dividend is a Substantial Shareholder, as defined above, at the time of distribution or at any time during the preceding 12-month period. Israeli resident corporations are generally exempt from Israeli corporate tax on the receipt of dividends paid on shares of Israeli resident corporations.

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on ordinary shares at the rate of 25% or 30% (if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period). Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a Substantial Shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). Under the U.S.- Israel Treaty and subject to the eligibility to the benefits under such treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%. However, for dividends not generated by a Preferred Enterprises, Special Preferred Enterprise, a Preferred Technology Enterprise or Special Preferred Technology Enterprise under the Encouragement of Capital Investments Lawand paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income of the Israeli resident paying corporation for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise Special Preferred Enterprise, a Preferred Technology Enterprise or Special Preferred Technology Enterprise are not entitled to such reduction under such tax treaty but are subject to withholding tax at the rate of 15% , provided that the conditions related to the holding of 10% of our voting capital and to our gross income for the previous year (as set forth in the previous sentence) are met. The aforementioned rates under the U.S.-Israel Treaty would not apply if the dividend income is derived through a permanent establishment of the U.S. resident in Israel. In this case, 20% withholding tax rate will apply for such dividend to a United States corporate shareholder under the Encouragement of Capital Investments Law (4% withholding tax rate will apply providing certain conditions are met on dividend distribution from Preferred Technology Enterprise or Special Preferred Technology Enterprise).

If the dividend is attributable partly to income derived from a Preferred Enterprise, Special Preferred Enterprise, a Preferred Technology Enterprise or Special Preferred Technology Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents (for purposes of the U.S.-Israel Treaty) who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes up to the amount of the taxes withheld, subject to detailed rules contained in U.S. tax law.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel in respect of such income, provided, inter alia, that (i) such income was not derived from a business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the taxpayer is not obliged to pay excess tax (as further explained below).

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 721,560 for 2025 (which amount will be linked to the annual change in the Israeli consumer price index from 2028), including, but not limited to, dividends, interest and capital gain. According to new legislation, in effect as of January 1, 2025, an additional 2% excess tax will apply on Capital-Sourced Income to the extent that the Individual’s Capital Sourced Income exceeds the specified threshold of NIS 721,560 for 2025 (and regardless of the employment/business income amount of such individual). This new excess tax applies, among other things, to income from capital gains, dividends, interest, rental income, or the sale of real property.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

Certain Material United States Federal Income Tax Considerations

The following is a general summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants by U.S. Holders (as defined below) that hold such Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants as capital assets (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the U.S. Department of the Treasury issued pursuant to the Code, or the Treasury Regulations, administrative and judicial interpretations thereof, and the U.S.-Israel Income Tax Treaty, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. No ruling has been sought from the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law, including but not limited to, (1) a bank, insurance company, regulated investment company, or other financial institution or “financial services entity”; (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a retirement plan or tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a U.S. Holder having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, Ordinary Shares or ADSs representing 10% or more of our voting power or value (including by treating U.S. Holders of Common Warrants, Pre-Funded Warrants, or other options to acquire our Ordinary Shares or ADSs as owning such Ordinary Shares or ADSs). Additionally, this summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations or any U.S. federal tax consequences other than U.S. federal income tax consequences. In addition, this discussion assumes that a U.S. Holder will not be entitled to a fractional share upon the exercise of a Common Warrant or Pre-Funded Warrant.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, the tax treatment of such partnership and each person or entity treated as a partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of its Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants.

The discussions under “— Distributions” and under “— Sale, Exchange or Other Disposition of Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants” below assume that we will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based on our analysis of our income, assets, and operations, we believe that we may have been a PFIC for the preceding taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC for 2025 or for any other taxable year. For a discussion of the rules that would apply if we are treated as a PFIC, see the discussion under “— Passive Foreign Investment Company.”

This summary is not intended to be, and should not be considered to be, legal or tax advice. Investors should be aware that this summary does not address the tax consequences to investors who are not U.S. Holders. Investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of their Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Tax Characterization of Pre-funded Warrants

Although the appropriate characterization of Pre-Funded Warrants under the tax law is unsettled, it is likely that the Pre-Funded Warrants will be treated as a class of our Ordinary Shares for U.S. federal income tax purposes. However, it is possible that the IRS could treat the Pre-Funded Warrants as warrants to acquire our ADSs. If the Pre-Funded Warrants are not treated as a class of our Ordinary Shares for U.S. federal income tax purposes and are instead treated as warrants to acquire our ADSs, then the U.S. federal income tax treatment of Pre-Funded Warrants generally should be the same as the treatment of Common Warrants as described below and the holding period of an ADS acquired pursuant to the exercise of a Pre-Funded Warrant would not include the period during which the Pre-Funded Warrant was held. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in our Pre-Funded Warrants.

Ownership of ADSs

For U.S. federal income tax purposes, we expect that a holder of ADSs generally should be treated as the owner of the Ordinary Shares represented by such ADSs. As a result, gain or loss is generally not expected to be recognized on account of exchanges of Ordinary Shares for ADSs, or of ADSs for Ordinary Shares.

Distributions

We have no current plans to pay dividends. To the extent we pay any dividends, a U.S. Holder will be required to include in gross income as a taxable dividend the amount of any distributions made on the Ordinary Shares or ADSs, including the amount of any Israeli taxes withheld, to the extent that those distributions are paid out of our current and/or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in its Ordinary Shares or ADSs and to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of those Ordinary Shares or ADSs. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income. If we were to pay dividends, we expect to pay such dividends in NIS with respect to the Ordinary Shares and in U.S. dollars with respect to ADSs. A dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Holder’s income as a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder generally will not recognize a foreign currency gain or loss. However, if the U.S. Holder converts the NIS into U.S. dollars on a later date, the U.S. Holder must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss will generally be ordinary income or loss and United States source for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

Subject to certain significant conditions and limitations, including potential limitations under the U.S.-Israel Tax Treaty, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the investor’s U.S. federal income tax liability or, alternatively, may be deducted from the investor’s taxable income. The election to credit or deduct foreign taxes is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from a U.S. Holder that year. Dividends paid on the Ordinary Shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Holders, as “general category income” for U.S. foreign tax credit purposes.

As a result of recent changes to the U.S. foreign tax credit rules, a withholding tax may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisor regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on the Ordinary Shares and ADSs will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Holders with respect to dividends received from U.S. corporations.

Certain distributions treated as dividends that are received by an individual U.S. Holder from “qualified foreign corporations” generally qualify for a 20% tax rate so long as certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is treated as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Dividends paid by us in a taxable year in which we are not a PFIC and with respect to which we were not a PFIC in the preceding taxable year are expected to be eligible for the 20% tax rate, although we can offer no assurances in this regard. However, any dividend paid by us in a taxable year in which we are a PFIC or were a PFIC in the preceding taxable year will be subject to tax at regular ordinary income rates. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2025 or in any other taxable year. The additional 3.8% “net investment income tax” (described below) may apply to dividends received by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

Adjustments with respect to Common Warrants and Pre-Funded Warrants

The terms of the Common Warrants and Pre-Funded Warrants provide for an adjustment to the number of Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the Common Warrants or Pre-Funded Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through a decrease in the exercise price of the Common Warrants or Pre-Funded Warrants) as a result of a distribution of cash to the holders of our Ordinary Shares or ADSs, which is taxable to the U.S. Holders of such Ordinary Shares or ADSs as described under “—Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Common Warrants or Pre-Funded Warrants received a cash distribution from us equal to the fair market value of such increased interest. U.S. Holders of Common Warrants and Pre-Funded Warrants are urged to consult their own tax advisors on these issues.

Sale, Exchange or Other Disposition of Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants

Subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such securities. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in our securities exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain exceptions in the U.S.-Israel Tax Treaty. The additional 3.8% “net investment income tax” (described below) may apply to gains recognized upon the sale, exchange, or other taxable disposition of our securities by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants.

Exercise or Lapse of Common Warrants and Pre-Funded Warrants

Subject to the discussion under “—Passive Foreign Investment Company” below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Common Warrant or Pre-Funded Warrant for cash. An ADS acquired pursuant to the exercise of a Common Warrant or Pre-Funded Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Common Warrant or Pre-Funded Warrant, increased by the amount paid to exercise the Common Warrant or Pre-Funded Warrant. The holding period of an ADS acquired pursuant to the exercise of a Common Warrant generally would begin on the day after the date of exercise of the Common Warrant. Subject to the discussion above regarding the tax characterization of the Pre-Funded Warrants, the holding period of a Pre-Funded Warrant should carry over to an ADS acquired pursuant to the exercise of a Pre-Funded Warrant. If a Common Warrant or Pre-Funded Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of Common Warrants or Pre-Funded Warrants are unclear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the cashless exercise of Common Warrants or Pre-Funded Warrants, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the ADSs received.

Passive Foreign Investment Company

In general, a corporation organized outside the United States will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of its assets (by value) produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in the public offering. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, as well as marketable securities and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Under the tests described above, whether or not we are a PFIC will be determined annually based upon the composition of our income and the composition and valuation of our assets, all of which are subject to change.

Based on our analysis of our income, assets, and operations, we believe that we may have been a PFIC for preceding taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2025 or in any other taxable year. Even if we determine that we are not a PFIC after the close of a taxable year, there can be no assurance that a court or the IRS will agree with our conclusion.

Default PFIC Rules. If we are a PFIC for any tax year, a U.S. Holder who does not make a timely QEF election or a mark-to-market election, referred to in this disclosure as a “Non-Electing U.S. Holder,” will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Holder on the Ordinary Shares or ADSs (or warrants, to the extent applicable) in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Holder in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Holder’s holding period for the Ordinary Shares or ADSs), and (ii) any gain realized on the sale or other disposition of Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants. Under these rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Holder’s holding period for such Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants;

●	the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Holder who is an individual dies while owning our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of such Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants. Non-Electing U.S. Holders should consult their tax advisors regarding the application of the “net investment income tax” (described below) to their specific situation.

To the extent a distribution on our Ordinary Shares or ADSs (or warrants, to the extent applicable) does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and/or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “— Taxation of U.S. Holders — Distributions.” Each U.S. Holder is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our Ordinary Shares or ADSs (or warrants, to the extent applicable).

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Holder, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Holder is treated as a direct or indirect Non-Electing U.S. Holder even if we are not a PFIC for such years. A U.S. Holder is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Code Section 1298(b)(1) (which will be taxed under the adverse tax rules described above).

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that own PFICs. If we are classified as a PFIC, under attribution rules U.S. Holders will be subject to the PFIC rules with respect to their indirect ownership interests in such PFICs, such that a disposition of the shares of the PFIC or receipt by us of a distribution from the PFIC generally will be treated as a deemed disposition of such shares or the deemed receipt of such distribution by the U.S. Holder, subject to taxation under the PFIC rules. There can be no assurance that a U.S. Holder will be able to make a QEF election or a mark-to-market election with respect to PFICs in which we invest. Each U.S. Holder is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a corporation that is a PFIC.

QEF Election. Certain adverse consequences of PFIC status can be mitigated for holders of our Ordinary Shares, ADSs, and Pre-Funded Warrants if a U.S. Holder makes a QEF election. A U.S. Holder may not make a QEF election with respect to our Common Warrants. A U.S. Holder who makes a timely QEF election, referred to in this disclosure as an “Electing U.S. Holder,” with respect to us must report for U.S. federal income tax purposes his pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Holder. The “net capital gain” of a PFIC is the excess, if any, of the PFIC’s net long-term capital gains over its net short-term capital losses. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. Such Electing U.S. Holder generally will be required to translate such income into U.S. dollars based on the average exchange rate for the PFIC’s taxable year with respect to the PFIC’s functional currency. Such income generally will be treated as income from sources outside the United States for U.S. foreign tax credit purposes. Amounts previously included in income by such Electing U.S. Holder under the QEF rules generally will not be subject to tax when they are distributed to such Electing U.S. Holder. The Electing U.S. Holder’s tax basis in our Ordinary Shares, ADSs, or Pre-Funded Warrants generally will increase by any amounts so included under the QEF rules and decrease by any amounts not included in income when distributed.

An Electing U.S. Holder will be subject to U.S. federal income tax on such amounts for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Holder. However, an Electing U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Holder is an individual, any such interest will be treated as non-deductible “personal interest.”

Any net operating losses or net capital losses of a PFIC will not pass through to the Electing U.S. Holder and will not offset any ordinary earnings or net capital gain of a PFIC recognized by Electing U.S. Holder in subsequent years.

So long as an Electing U.S. Holder’s QEF election with respect to us is in effect with respect to the entire holding period for our Ordinary Shares, ADSs, or Pre-Funded Warrants, any gain or loss recognized by such Electing U.S. Holder on the sale, exchange or other disposition of such Ordinary Shares, ADSs, or Pre-Funded Warrants generally will be long-term capital gain or loss if such Electing U.S. Holder has held such Ordinary Shares, ADSs, or Pre-Funded Warrants for more than one year at the time of such sale, exchange or other disposition. Preferential tax rates for long-term capital gain (currently, a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations.

In general, a U.S. Holder must make a QEF election on or before the due date for filing its income tax return for the first year to which the QEF election is to apply. A U.S. Holder makes a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We cannot provide any assurances that we will provide to U.S. Holders the information required in order to complete IRS Form 8621 (which form would be required to be filed with the IRS on an annual basis by the U.S. Holder) and to make and maintain a valid QEF election for any year in which we are a PFIC. A QEF election will not apply to any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC.

A U.S. Holder may not make a QEF election with respect to our Common Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Common Warrants (other than upon exercise thereof), any gain recognized generally will be subject to special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the Common Warrants. If a U.S. Holder that exercises such Common Warrants properly makes a QEF election with respect to the newly acquired ADSs (or has previously made a QEF election with respect to our ADSs), the QEF election will apply to the newly acquired ADSs, but the adverse tax consequences attributable to the period prior to exercise of the Common Warrants, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ADSs, unless the U.S. Holder makes a “purging election” that creates a deemed sale of such ADSs at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above.

Each U.S. Holder should consult its own tax advisor with respect to the advisability of, the tax consequences of, and the procedures for making a QEF election with respect to us.

Mark-to-Market Election. Alternatively, if our Ordinary Shares or ADSs are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Ordinary Shares or ADSs, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If the election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Ordinary Shares or ADSs at the end of the taxable year over such holder’s adjusted tax basis in such Ordinary Shares or ADSs. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our Ordinary Shares or ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our Ordinary Shares or ADSs would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Ordinary Shares or ADSs would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our Ordinary Shares or ADSs would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.

Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is regularly traded on an exchange during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. To be marketable stock, our Ordinary Shares and ADSs must be regularly traded on a qualifying exchange (i) in the United States that is registered with the SEC or a national market system established pursuant to the Exchange Act or (ii) outside the United States that is properly regulated and meets certain trading, listing, financial disclosure and other requirements. Our Ordinary Shares should constitute “marketable stock” as long as they remain listed on Nasdaq and are regularly traded. Our ADSs are listed on Nasdaq. While we believe that our Ordinary Shares and ADSs may be treated as marketable stock for purposes of the PFIC rules so long as they are listed on Nasdaq, and are regularly traded, the IRS has not provided a list of the exchanges that meet the foregoing requirements and thus no assurance can be provided that our Ordinary Shares and/or ADSs will be (or will remain) treated as marketable stock for purposes of the PFIC rules.

A mark-to-market election will not apply to our Ordinary Shares or ADSs held by a U.S. Holder for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any PFIC subsidiary that we own. Each U.S. Holder is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our Ordinary Shares and ADSs.

In addition, U.S. Holders should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of ordinary shares in a PFIC, including IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund.

The U.S. federal income tax rules relating to PFICs, QEF elections, and mark-to market elections are complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, any elections available with respect to such shares, ADSs, Common Warrants, or Pre-Funded Warrants, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants.

Certain Reporting Requirements

Certain U.S. Holders may be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “specified foreign financial assets,” which would include an investment in our securities, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (and in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our securities.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions on our Ordinary Shares or ADSs (or warrants, to the extent applicable) or proceeds on the disposition of our securities paid within the United States (and, in certain) proceeds on the disposition of our securities paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations. Furthermore, backup withholding (currently at 24%) may apply to such amounts if the U.S. Holder fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Tax on Net Investment Income

Certain U.S. persons, including individuals, estates and trusts are generally subject to an additional 3.8% Medicare tax. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our securities.

The discussion above is a general summary and is not intended to constitute a complete analysis of all tax consequences relating to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants or Pre-Funded Warrants. It does not cover all tax matters that may be of importance to a U.S. Holder. U.S. Holders should consult their own tax advisors concerning the tax consequences relating to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants or Pre-Funded Warrants.

LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Meitar | Law Offices, Ramat Gan, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law.

EXPERTS

The consolidated financial statements of Steakholder Foods Ltd. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses and negative cash flows from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

incorporation of CERTAIN information by reference

We are allowed to incorporate by reference the information we file or furnish with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Securities Exchange Act of 1934, as amended, before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	our Form 6-Ks furnished with the SEC on April 23, 2025, May 16, 2025, June 11, 2025, July 15, 2025, July 16, 2025, July 28, 2025 and August 27, 2025;

●	the description of our ordinary shares contained in (i) our Registration Statement on Form F-1, as amended (File No. 333-253257), filed with the SEC on March 11, 2021, which is incorporated by reference into the our Registration Statement on Form 8-A (File No. 001-40173) filed with the SEC on March 5, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, as updated by (ii) Exhibit 2.3 to our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 31, 2025, and any amendment or report filed for the purpose of further updating that description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to our headquarters, which are currently located at 5 David Fikes St., Rehovot 7632805, Israel, Attn: VP of Corporate Development of the Company, telephone number: +972-73-332-2853. Copies of these filings and submissions may also be accessed at our website, www.steakholderfoods.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Steakholder Foods USA, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of Securities in connection with this offering. The address of our agent is 1007 North Orange Street, 10th Floor, Wilmington, Delaware, 19801, United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Moreover, an Israeli court will not enforce a non-Israeli judgment if (among other things) it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, or if it was obtained by fraud or in absence of due process, or if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, at the time the foreign action was brought.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Steakholder Foods Ltd.

Up to 2,380,954 American Depositary Shares Representing up to 1,190,477,000 Ordinary Shares Issuable Upon the Exercise of Common Warrants

Up to 166,667 American Depositary Shares Representing up to 83,333,500 Ordinary Shares Issuable Upon the Exercise of Placement Agent Warrants

Prospectus

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. See Item 6C to the 2024 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law.” However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority (as described in Item 6C to the 2024 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law”), provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

Item 9. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the registrant’s Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025)
4.1	Form of Deposit Agreement between Steakholder Foods Ltd. (f/k/a MeaTech 3D Ltd.), the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued by the Company (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 5, 2021 (File No. 333-253257))
4.2	Form of Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 5, 2021 (File No. 333-253257))
4.3	Description of Securities pursuant to Section 12 of the Securities and Exchange Act of 1934 (incorporated herein by reference to Exhibit 2.3 to the registrant’s Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025)
4.4	Form of Common Warrant (incorporated herein by reference to Exhibit 4.4 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 11, 2025 (File No. 333-288621))
4.5	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.5 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 11, 2025 (File No. 333-288621))
4.6	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.6 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 11, 2025 (File No. 333-288621))
5.1**	Opinion of Meitar | Law Offices, Israeli counsel to the registrant
5.2**	Opinion of Greenberg Traurig, P.A., U.S. counsel to the registrant
10.1#	Rental Agreement by and between the Registrant and Gav-Yam Lands Corp, Ltd., dated May 18, 2021 (incorporated herein by reference to Exhibit 4.1 to the registrant’s Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 24, 2022)
10.2	Services and Collaboration Agreement by and between the Registrant and BlueOcean Substainability Fund, LLC, dated October 6, 2021 (incorporated herein by reference to Exhibit 4.4 to the registrant’s Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 24, 2022)
10.3	Employment Agreement by and between the Registrant and Arik Kaufman, dated March 15, 2022, as amended on April 5, 2022 and April 30, 2023 (incorporated herein by reference to Exhibit 4.3 to the registrant’s Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)
10.4	Form of Indemnification Agreement (incorporated by reference to Exhibit 4.4 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024).
10.5#	Form of Exculpation Agreement (incorporated herein by reference to Exhibit 10.2 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on February 18, 2021 (File No. 333-253257)
10.6#	Option and Restricted Stock Unit Allocation Plan (incorporated herein by reference to Exhibit 4.8 to the registrant’s Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 24, 2022)
10.7	2022 Share Incentive Plan (incorporated herein by reference to Exhibit 4.9 to the registrant’s Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 4, 2023)
10.8#	Compensation Policy for Directors and Officers (incorporated by reference to Exhibit 4.8 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024).
10.9	Securities Purchase Agreement, dated as of February 27, 2025, between the Company and the investor identified on the signature page thereto (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)
10.10	Form of ADS Warrant (incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)

10.11	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)
10.12	Registration Rights Agreement, dated as of February 27, 2025, between the Company and the investor identified on the signature page thereto (incorporated herein by reference to Exhibit 10.4 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)
10.13	Any Market Purchase Agreement, dated as of February 27, 2025 between the Company and the investor identified on the signature page thereto (incorporated herein by reference to Exhibit 10.5 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)
10.14#	Summary of Sublease Agreement by and between the Company and a third party, dated March 20, 2025 (incorporated herein by reference to Exhibit 4.14 to the registrant’s Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025)
10.15	Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on June 11, 2025)
10.16	Convertible Loan Agreement (incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 6-K furnished to the SEC on June 11, 2025)
10.17	Convertible Loan Agreement (incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 6-K furnished to the SEC on June 11, 2025)
10.18	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.18 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 11, 2025 (File No. 333-288621))
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 8.1 to the registrant’s Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025)
23.1*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm
23.2**	Consent of Meitar | Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)
23.3**	Consent of Greenberg Traurig, P.A., U.S. counsel to the registrant (included in Exhibit 5.2)
24.1**	Power of Attorney (included in the signature page of the Registration Statement)
107**	Filing Fee Table

*	Filed herewith.

**	Previously filed.

#	English translation of original Hebrew document

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Item 10. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on this 28th day of August, 2025.

STEAKHOLDER FOODS LTD.

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ *	Chairman of the Board of Directors	August 28, 2025
Yaron Kaiser

/s/ Arik Kaufman	Chief Executive Officer (Principal Executive Officer)	August 28, 2025
Arik Kaufman

/s/ Oren Attiya	Vice President, Finance (Principal Financial and Accounting Officer)	August 28, 2025
Oren Attiya

/s/ *	Director	August 28, 2025
Eli Arad

/s/ *	Director	August 28, 2025
David Gerbi

/s/ *	Director	August 28, 2025
Sari Singer

* /s/ Arik Kaufman
Arik Kaufman

Attorney in Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Steakholder Foods Ltd., has signed this registration statement on August 28, 2025.

Steakholder Foods USA, Inc.

Authorized U.S. Representative

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	Authorized Representative